FINAL

LOCAL MARKETING AGREEMENT

THIS LOCAL MARKETING AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of December, 2016, by and between East Bay Broadcasting, LLC, a California limited liability company (“Licensee”) and New Inspiration Broadcasting Company, Inc., a corporation organized and subsisting under the laws of the State of California (the “Programmer”).

BACKGROUND

WHEREAS, Licensee is the Federal Communications Commission (the “FCC”) licensee of radio station KTRB(AM), 860 kHz, San Francisco, CA, (FCC Facility ID No. 66246) (the “Station”), and has available broadcasting time on the Station;

WHEREAS, Programmer desires to avail itself of the broadcast time of the Station for the presentation of a programming service, including the sale of advertising time, in accordance with procedures and policies approved by the FCC.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Sale Of Time

1.1.

Broadcast of Programming

During the Term, as defined below, Licensee shall make available exclusively to Programmer broadcast time on the Station for up to 24 hours a day, seven days a week for the broadcast of Programmer’s programs (the “Programming”); provided that Licensee shall specifically reserve from such time:  (a) downtime occasioned by routine maintenance consistent with prior practice; (b) such times as the parties may agree, not to exceed two (2) hours per week, during which time Licensee may broadcast additional programming designed to address the concerns, needs and issues of the Station’s listeners (“Licensee’s Public Service Programming”); (c) times when Programmer’s programs are not accepted or are preempted by Licensee in accordance with Section  of this Agreement or because such Programming does not satisfy the standards of Section  of this Agreement; and (d) Force Majeure Events, as defined in Section  of this Agreement (such hours, subject to the reservation, being the “LMA Hours”).

1.2.

Term

This Agreement shall be effective and binding between the parties as of the date first set forth above.  The term for the provision of Programming by Programmer and related performance thereto by both parties of this Agreement (the “Term”) shall be for the period commencing on the date Licensee closes on the purchase of the Station from Susan Uecker, court appointed receiver of the assets of Pappas Radio of California, or such other time as the parties mutually agree (the “Commencement Date”), and terminating on the earlier of: (a) termination of this Agreement pursuant to Section ; or (b) six (6) years after the Commencement Date.  Notwithstanding the foregoing, the parties may mutually agree to extend this Agreement for a period in excess of the period in (b) on mutually agreeable terms.

1.3.

Payments

Programmer shall pay to Licensee the fee set forth on Schedule  hereto, in advance of each month, for the rights granted under this Agreement (the “Monthly Fee”).  In accordance with Licensee’s rights under Section 2.3.2 below, and provided Programmer is not then in default hereof, if Licensee preempts, deletes, delays, suspends, cancels or fails to broadcast any of the Programming during time that would otherwise be considered as LMA Hours, Programmer shall receive a credit equal to the pro rata portion of the Monthly Fee paid for the month in which such preemption, deletion, delay, suspension, cancellation or failure to broadcast occurs pursuant to Section 2.3.2.  Any credit due Programmer shall be applied to the Monthly Fee due immediately following the calendar month during which such suspension, cancellation, preemption or delay subject to credit occurred.

1.4.

Advertising and Programming Revenues

During the broadcast of the Programming delivered to the Station by Programmer, Programmer shall have full authority to sell for its own account commercial time or block programming time on the Station and to retain all revenues and all accounts receivable arising from or relating to the Programming, including, without limitation, promotion-related revenues.  Programmer may sell such time in combination with the sale of time on any other broadcast stations of its choosing.  Licensee may barter or sell commercial time or mentions within Licensee’s Public Service Programming or within programming presented in accordance with Section , provided that such barter or sale is incidental to the purpose of such programming and not for the commercial advantage of Licensee.

1.5.

Force Majeure Events

Any failure or impairment of facilities or any delay or interruption in broadcasting the Programming due to fires, labor unrest, embargoes, civil commotion, rationing or other orders or requirements, acts of civil or military authorities, acts of God, strikes or threats thereof,  other contingencies, including equipment failures, beyond the reasonable control of the parties or any other causes beyond the control of Licensee (collectively, “Force Majeure Events”), shall not constitute a breach of this Agreement.

2.

Programming And Operating Standards

2.1.

Nature of the Programming

Licensee acknowledges that Programmer has provided a description of the nature of the Programming to be produced by Programmer and Licensee has determined that the broadcasting of the Programming on the Station will serve the public interest.

2.2.

Right to Use the Programming

The ownership of and all rights to use the Programming furnished by Programmer and to authorize its use in any manner and in any media whatsoever shall be at all times vested solely in Programmer except as specifically authorized by this Agreement.

2.3.

Obligations and Rights of Licensee

Licensee shall be ultimately responsible for the control of the day-to-day operations of the Station and for complying with the FCC’s rules and regulations with respect to (a) the staffing and maintenance of the Station’s main studio; (b) the broadcast of political advertisements and programming (including, without limitation, the FCC’s rules, regulations and policies with respect to equal opportunities, lowest unit charge and reasonable access); (c) the broadcast and nature of public service programming; (d) the maintenance of political and public inspection files and the Station’s logs; (e) the ascertainment of issues of community concern; (f) the preparation of all quarterly issues/programs lists; and (f) the preparation and filing with the FCC of all required material with respect to the Station, including the Station’s Biennial Ownership Report and periodic EEO reports.  Notwithstanding the ultimate responsibility of Licensee for the foregoing, Programmer shall assist Licensee with such activities including, as applicable, assisting with the upload of new and legacy public file documents to the Station’s online public file.

2.3.1.

Licensee’s Right to Reject Programming

Licensee shall retain the right to accept or reject any Programming or advertising announcements or material which Licensee in its good faith, reasonable judgment deems contrary to the Communications Act of 1934, as amended and the rules, regulations and policies of the FCC promulgated thereunder (collectively, the “FCA”).  Licensee reserves the right to refuse to broadcast any Programming containing matter that Licensee reasonably in good faith believes to be, or that Licensee reasonably in good faith believes may be determined by the FCC or any court or other regulatory body with authority over Licensee or the Station to be, violative of any right of any third party or indecent, profane or obscene.  Licensee may take any other actions which Licensee in its good faith, reasonable judgment deems necessary to ensure that the Station’s operations comply with the laws of the United States, the State of California, and the FCA (including the prohibition on unauthorized transfers of control).  If, in the reasonable good faith judgment of Licensee or its General Manager, any portion of the Programming presented by Programmer does not meet the requirements of Section  of this Agreement, Licensee may suspend, cancel or refuse to broadcast any such portion of the Programming.  Licensee expressly agrees that its right to reject or preempt any of the Programming or take action to ensure compliance with applicable laws shall not be exercised in an arbitrary manner or for the commercial advantage of Licensee, and the exercise by Licensee thereof shall be limited to the minimum extent reasonably necessary.

2.3.2.

Licensee’s Right to Preempt Programming for Special Events

Licensee shall have the right, in its reasonable, good faith judgment, to preempt any of the broadcasts of the Programming in order to broadcast a program deemed by Licensee, in its good faith, reasonable judgment, to be of greater national, regional, or local interest.  In all such cases, Licensee will use its best efforts to give Programmer reasonable advance notice of its intention to preempt any regularly scheduled Programming, and, in such event, Programmer shall receive a payment credit for the Programming so omitted consistent with the intent and pursuant to the terms of Section  of this Agreement.  Licensee expressly agrees that its right to reject or preempt any of the Programming shall not be exercised in an arbitrary manner or for the commercial advantage of Licensee.

2.3.3.

Maintenance and Repair of Transmission Facilities

Licensee, with the cooperation and assistance of Programmer, shall use commercially reasonable efforts to maintain the Station’s transmission equipment and facilities, including the respective antenna, transmitter and transmission line, and, shall provide for the delivery of electrical power to the Station’s transmitting facilities in order to permit operation of the Station.  Licensee shall use commercially reasonable efforts to undertake such repairs as are reasonably necessary to resume operation of the Station with the maximum authorized facilities, as expeditiously as possible following the occurrence of any loss or damage preventing such operation.

2.3.4.

Main Studio

Licensee shall maintain a main studio (the “Main Studio”) for the Station in the manner required under FCC rules.  Licensee shall lease from Programmer space for the Main Studio at a property owned or leased by Programmer that complies with the FCC’s main studio location rules, pursuant to a sublease agreement which Licensee and Programmer shall execute concurrently with this Agreement.  For the sake of clarity, all Licensee equipment and assets located at the Main Studio shall be and remain the property of Licensee at all times during the Term.  In the event of termination of this Agreement as provided herein Programmer shall allow Licensee at least 60-days to move the Station’s main studio to a new location and to remove Licensee’s equipment from the Main Studio leased from Programmer.

2.3.5.

Compliance with FCC Technical Rules

Licensee shall be ultimately responsible for ensuring compliance by the Station with the technical operating and reporting requirements established by the FCC.

2.4.

Obligations and Rights of Programmer

2.4.1.

Compliance with Laws and Station Policies

All Programming shall conform in all material respects to all applicable provisions of the FCA, all other laws or regulations applicable to the broadcast of programming or commercial advertisements by the Station, and the standards set forth in Schedule .  At no time during the Term shall Programmer or its employees or agents represent, hold out, describe, or portray Programmer as the licensee of the Station.

2.4.2.

License to Use Call Sign

During the Term of this Agreement, Licensee grants Programmer the right to use the Station’s call signs in connection with and during the Programming during the Term.

2.4.3.

Cooperation with Licensee

Programmer, on behalf of Licensee, shall furnish within the Programming all Station identification announcements required by the FCC, and shall, upon request by Licensee, provide to Licensee information with respect to any of the Programming which is responsive to the public needs and interests of the area served by the Station to assist Licensee in the preparation of any required programming reports and will provide upon request other information to enable Licensee to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies and, at the request of Licensee, to assist with the preparation of such records, logs and reports.  Programmer shall maintain, deliver to Licensee and assist Licensee with the required public file obligations related to all records and information required by the FCC to be placed in the public inspection file of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC’s rules, and agrees that, when presenting to Licensee for broadcast on the Station sponsored programming addressing political issues or controversial subjects of public importance, Programmer will do so in accordance with the provisions of Section 73.1212 of the FCC’s rules and the applicable rules of the Federal Election Commission.  Programmer shall consult with Licensee and adhere to all applicable provisions of the FCA, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, other parties, to “equal opportunities” and “reasonable access”) and the charges permitted for such programming or announcements, and, in the event of a dispute, Licensee’s determination shall govern.

2.4.4.

Payola and Plugola

Programmer shall provide to Licensee in advance any information known to Programmer regarding any money or other consideration which has been paid or accepted, or has been promised to be paid or to be accepted, for the inclusion of any matter as a part of any programming or commercial material to be supplied to Licensee by Programmer for broadcast on the Station, unless the party making or promising such payment is identified in the program as having paid for or furnished such consideration in accordance with FCC requirements.  Commercial matter or programming with obvious sponsorship identification will not require disclosure beyond the sponsorship identification contained in the commercial copy or announced in connection with the programming.  Programmer shall at all times endeavor in good faith to comply with the requirements of Sections 317 and 507 of the FCA.

2.4.5.

Compliance with Copyright Act.

Programmer shall not broadcast any material on the Station in violation of the Copyright Act or the rights of any person.  All music supplied by Programmer shall be (i) licensed by the program provider or by a music licensing agent such as ASCAP, BMI or SESAC, (ii) in the public domain, or (iii) cleared at the source by Programmer.  Licensee shall not be obligated to pay any music licensing fees or other similar expenses required in connection with the material broadcast by Programmer on the Station, provided that Licensee will maintain ASCAP, BMI, and SESAC music licenses if needed for the Station, subject to reimbursement of all music licensing fees due for the Station under those licenses by Programmer.

2.4.6.

Handling of Communications

Programmer shall provide Licensee with the original or a copy of any correspondence from a member of the public relating to the Programming to enable Licensee to comply with FCC rules and policies, including those regarding the maintenance of the public inspection file.  Licensee shall not be required to receive or handle mail, cables, telegraph or telephone calls in connection with the Programming unless Licensee has agreed to do so in writing.  Licensee shall promptly forward to Programmer all correspondence, payments, communications or other information and/or documents which it receives and which relate to the Programming, including without limitation, invoices, billing inquiries, checks, money orders, wire transfers, or other payments for services or advertising.

2.4.7.

Use of Main Studio / Delivery of Programming

Programmer shall be entitled to use the Main Studio in the performance of its obligations under this Agreement, provided that such use shall be subject to the direction and control of Licensee’s employees and shall not materially interfere with Licensee’s use of the Main Studio.  Programmer shall be solely responsible for delivering the Programming to the Station’s transmitter site or the Main Studio (as directed by Licensee) for broadcast on the Station.  In the event that Programmer needs to obtain a studio transmitter link or similar FCC authorization to facilitate Programmer’s delivery of the Programming, Licensee agrees that it shall cooperate reasonably with Programmer to file any required application for such authority with the FCC.

3.

Responsibility For Employees And Expenses

3.1.

Licensee’s Responsibility for Employees and Expenses

Licensee will employ at least two persons at the Station: a full-time management-level employee (who may or may not also be the designated Chief Operator), who shall report and be solely accountable to Licensee and shall direct Licensee’s day-to-day operations of the Station, and a staff-level employee who shall report to and assist the management-level employee in the performance of his or her duties.  Licensee will be responsible for payment of the salaries, benefits, taxes, insurance and similar expenses for these two employees, which payment shall be reimbursed by Programmer.  Whenever at the Main Studio or otherwise on the premises of the Station, all of Programmer’s personnel shall be subject to the supervision and the direction of the Licensee’s employees, as designated by Licensee.  Licensee shall be responsible for the timely payment of the following expenses:  all capital expenses for the Station other than those relating to maintenance and repair of the studio and daytime transmitter site, any expenses due to casualty pursuant to Section 10, and all expenses that do not relate to the Station as currently operated, including but not limited to expenses for any transmitter sites other than the current daytime transmitter site.  In addition, subject to reimbursement by Programmer pursuant to Schedule 1.3, Licensee shall be responsible for the timely payment of all costs and expenses related to the continued operation of the Station which are not paid directly by Programmer, including FCC regulatory and other fees, lease and/or mortgage payments for the Main Studio, and daytime transmitter site, real estate and personal property taxes; rent and utility costs (telephone, electricity, etc.) relating to the Main Studio, existing daytime transmitting site, transmitter and antennas, and Licensee’s expenses under ASCAP, SESAC and BMI licenses, as required by such organizations; (e) maintenance and repair costs with respect to the transmitting equipment of the Station at the Main Studio or the daytime transmitter site; and (f) all other reasonable and necessary payments related to the continued operation of the Station as it presently operates incurred by Licensee which are not paid directly by Programmer.

3.2.

Programmer’s Responsibility for Employees and Expenses

Programmer shall be responsible for the artistic personnel and material for the production of the Programming to be provided under this Agreement.  Programmer shall employ and be responsible for the salaries, taxes, insurance and related costs for all of its personnel used in fulfillment of its rights and obligations under this Agreement.  Programmer shall pay for all costs associated with production of the Programming and listener responses, including any copyright fees, and all other costs or expenses attributable to the Programming that is delivered by Programmer and broadcast on the Station.  Programmer shall maintain at its expense commercially reasonable coverage for broadcaster’s liability insurance, worker’s compensation insurance and commercial general liability insurance with reputable insurance companies for operation of the Station, in amounts reasonably acceptable to Licensee.  Licensee shall be named as an additional insured on such policies, and such policies shall not be terminable without notice to Licensee and an opportunity to cure any default thereunder.  Programmer shall deliver to Licensee upon request a current certificate establishing that such insurance is in effect.  Programmer shall be responsible for adherence to the FCC’s EEO rules and policies for broadcast radio stations.

3.3.

No Third Party Beneficiary Rights

No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of Licensee in respect of continued employment (or resumed employment) with Licensee or with Programmer or in respect of any other matter.

4.

Assignment And Assumption Of Certain Agreements, Rights And Obligations

Except for the reimbursement obligations set forth in Schedule 1.3, Programmer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Licensee of any nature whatsoever.

5.

Insurance and Indemnification

5.1.

Insurance

During the Term, Programmer shall maintain its own policies of insurance covering liability for property damage in amounts customary for similar businesses in San Francisco, California, which policies will name Licensee and Salem Broadcasting Company as an additional insureds, and will indemnify and hold Licensee harmless with respect to any liabilities for property damage caused by Programmer, its agents or employees.  The policies shall include property coverage of Licensee’s property relating to the Station located at the Station’s transmitter site(s), the Main Studio, and in any storage facilities, including damage or loss from fire, theft, and other casualties typically covered in property policies.

5.2.

Indemnification

From and after the Commencement Date, Licensee and Programmer shall indemnify, defend, protect and hold harmless the other and their members, managers, officers, directors, owners and affiliates (the “Indemnitees”) from and against any and all losses, costs, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Claims”) that are proximately caused by (a) any programming provided by such party for broadcast on the Station; (b) any breach by such party of a representation, warranty, covenant or other agreement contained in this Agreement; and (c) the negligence of such party, its employees or agents in fulfilling its obligations under this Agreement.  Without limiting the generality of the preceding sentence, Licensee shall indemnify and hold Programmer and its Indemnitees harmless from and against, and Programmer will indemnify and hold Licensee and its Indemnitees harmless from and against, liability with respect to matters arising from or relating to any programming produced or supplied by the indemnifying party, including liability for libel, slander, infringement of copyright or other intellectual property, violation of rights of privacy or proprietary rights, and for any claims of any nature, including fines imposed by the FCC, as a result of the broadcast on the Station of any programming produced or supplied by the indemnifying party, including, without limitation, any programming which the FCC determines was in violation of any FCC rule, regulation or policy relating to lotteries or games of chance; obscenity, profanity or indecency; broadcast hoaxes; political broadcasting; or the adequacy of sponsorship identification.

5.3.

Procedure for Indemnification

The procedure for indemnification shall be as follows:

5.3.1.

Notice

The party seeking indemnification (the “Claimant”) shall give notice to the party from whom indemnification is sought (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the Claim, and (ii) the amount of the Claim.  If the Claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) business days after written notice of the action, suit or proceeding was given to Claimant.  In all other circumstances, notice shall be given by Claimant within thirty (30) business days after Claimant becomes, or should have become, aware of the facts giving rise to the Claim.  Notwithstanding the foregoing, Claimant’s failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant’s failure has materially prejudiced Indemnitor’s ability to defend the claim or litigation.

5.3.2.

Claims Between Parties

With respect to claims between the parties, following receipt of notice from the Claimant of a Claim, the Indemnitor shall have thirty (30) business days to make any investigation of the Claim that the Indemnitor deems necessary or desirable.  For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the Claim.  If the Claimant and the Indemnitor cannot agree as to the validity and amount of the Claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

5.3.3.

Third Party Claims

With respect to any Claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor.  If the Indemnitor elects to assume control of the defense of any third-party Claim, the Claimant shall have the right to participate in the defense of the Claim at its own expense.  If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party Claim, Claimant may, but shall have no obligation to, defend or settle such Claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the Claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such Claim or litigation.  The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any Claim for which indemnity was paid.

5.4.

Limitations

Neither Programmer nor Licensee shall have any obligation to the other party for any indemnification hereunder except upon compliance by the other party with the provisions of this Section .

6.

Default and Cure

6.1.

Events of Default

The following shall, after the expiration of the applicable cure periods as set forth in Section , each constitute an Event of Default under this Agreement by the party responsible for the action, or failure to act, described below:

6.1.1.

Non-Payment

Programmer’s failure to pay when due the Monthly Fee and the Station Expenses payable under Section  and Schedule  of this Agreement.

6.1.2.

Default in Covenants or Adverse Legal Action

a.

Any party (i) defaults in the performance of any material covenant, condition or undertaking contained in this Agreement, (ii) makes a general assignment for the benefit of creditors, or (iii) files or has filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within 60 days thereafter, or

b.

As a consequence of any act or omission of Licensee or Programmer, the FCC issues a Hearing Designation Order or commences any hearing with respect to the Station, issues a Show Cause Order, a Letter of Inquiry (as to which counsel for the party not responsible for the matter addressed in such Letter of Inquiry determines in the reasonable exercise of his or her discretion that there is a reasonable basis to believe that the FCC may take material adverse action with respect such matter), Notice of Apparent Liability, or Order of Forfeiture with respect to the Station, provided, however that it shall not be an Event of Default by one party, if such Order, Letter of Inquiry, Notice of Apparent Liability or hearing results from the act or omission of the other party hereto.  This subsection (b) shall not apply to hearings with respect to any FCC applications during the Term for changes to the facilities of the Station.

6.1.3.

Breach of Representation

Any material representation or warranty made by either party to this Agreement, or in any certificate or document furnished by either party to the other pursuant to the provisions of this Agreement, proves to have been false or misleading in any material respect as of the time made or furnished.

6.2.

Cure Periods

Except as provided herein, an Event of Default shall not be deemed to have occurred until the non-defaulting party has provided the defaulting party with written notice specifying the event or events that, if not cured within thirty (30) days, would constitute an Event of Default; provided, however, that (i) if the Event of Default is non-monetary and cannot reasonably be cured within such period, and if diligent efforts to cure promptly commence, then the cure period shall continue as long as such diligent efforts to cure continue, and (ii) in the event of a non-payment as provided in Section 6.1.1 hereof, Licensee shall not have to give such notice or opportunity to cure if, within the preceding six (6) months, such notice has previously been given.  If not cured within the cure period, the Event of Default shall be deemed to have occurred as of the date the event (that is, the act, failure to act, omission, filing, or other such occurrence) triggering the Event of Default occurred.  The cure period for a failure by Programmer to supply the Programming for broadcast by the Station shall be ten (10) business days from the receipt of written notice by Licensee.

7.

Termination

7.1.

Termination Upon Default

Upon the occurrence of any Event of Default, the non-defaulting party may terminate this Agreement, provided that it is not also in material default of this Agreement, and may seek such remedies at law and equity as provided herein.  If this Agreement is terminated as a result of Programmer’s default in the performance of its obligations, all amounts accrued or payable to Licensee up to the date of termination which have not been paid shall become due and payable within ten (10) business days.

7.2.

Termination for Change in Governmental Rules or Policies

The parties believe that the terms of this Agreement meet all of the requirements of current federal governmental policy, including that of the FCC, for time brokerage or local marketing agreements, and agree that they shall negotiate in good faith to meet any governmental concern with respect to this Agreement.  If the parties cannot agree within a reasonable time to modification(s) deemed necessary by either party to meet such governmental requirements, either party may terminate this Agreement upon written notice to the other.

7.3.

Termination Upon Change of Licensee

In the event the Licensee consummates a sale of the Station to an unaffiliated third party, this Agreement shall terminate effective as of the date of consummation of that transaction.

7.4.

Certain Matters Upon Termination

7.4.1.

No Obligation to Provide Time

If this Agreement is terminated for any reason other than the occurrence of the consummation of the assignment of the licenses and authorizations issued by the FCC for the Station, Licensee shall be under no further obligation to make available to Programmer any broadcast time or broadcast transmission facilities, and Programmer shall have no further obligations to make any payments to Licensee under Schedule  attributable to any period after the effective date of termination.  Programmer shall be solely responsible for all of its liabilities, debts and obligations to third parties incident to Programmer’s purchase of broadcast time under this Agreement and Programmer’s production and provision of the Programming, including, accounts payable provided that Licensee shall be responsible for Licensee’s federal, state, and local tax liabilities associated with Programmer’s payments to Licensee under Schedule .  So long as this Agreement is not terminated as a result of Programmer’s breach or default, Licensee agrees that it will cooperate reasonably with Programmer to discharge in exchange for reasonable compensation any remaining obligations of Programmer in the form of air time following the date of termination.

7.4.2.

Return of Equipment

Programmer shall return to Licensee any of Licensee’s equipment or property used by Programmer, its employees or agents, in substantially the same condition as such equipment existed on the Commencement Date, ordinary wear and tear excepted.  The lease for the Main Studio shall terminate but, as provided elsewhere in this Agreement, Licensee shall be provided at least 60-days to remove its equipment and to locate and move to a new FCC compliant main studio.

7.5.

Liability for Prior Conduct

No expiration or termination of this Agreement shall terminate the obligation of each party to indemnify the other for claims of third parties under Section  of this Agreement or limit or impair any party’s rights to receive or make payments due and owing in accordance with this Agreement on or before the date of such termination.

7.6.

Attorneys’ Fees and Costs

In the event any action or proceeding is commenced by either party to enforce the provisions of this Agreement or to seek remedies for a breach or wrongful termination of this Agreement, the prevailing party in such an action or proceeding shall be entitled to the award of its reasonable attorneys fees and costs incurred in and relating to such an action or proceeding.

7.7.

Liquidated Damages

If this Agreement is terminated by Licensee’s giving of valid written notice to Programmer pursuant to Section 7.1, Programmer agrees that Licensee shall be entitled to receive, as liquidated damages and not as a penalty, an amount equal to Liquidated Damages Amount as defined on Schedule 7.7.  THE DELIVERY OF THE LIQUIDATED DAMAGES AMOUNT TO SELLER SHALL BE CONSIDERED LIQUIDATED DAMAGES AND NOT A PENALTY, AND SHALL BE THE RECIPIENT’S SOLE REMEDY AT LAW OR IN EQUITY FOR THE TERMINATION OF THIS AGREEMENT AS A RESULT OF PROGRAMMER’S BREACH.  PROGRAMMER AND LICENSEE EACH ACKNOWLEDGE AND AGREE THAT THIS LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY TERMINATION OF THIS AGREEMENT AS A RESULT OF PROGRAMMER’S BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

7.8.

Limitation on Damage

Notwithstanding anything here to the contrary, in the event of Licensee’s default of this Agreement and its failure to cure such default as provided in Section 6.2 hereof, Programmer shall be entitled to seek, as its sole remedy, specific performance of this Agreement or, in lieu thereof, its actual damages, but not both.  Neither Licensee nor Programmer shall, under any circumstances, be liable for any special, exemplary, punitive, incidental, or consequential damages regardless of the cause.

8.

Representations And Warranties

8.1.

Representations and Warranties of Licensee

Licensee hereby represents and warrants that:

8.1.1.

Organization and Standing

Licensee is a California limited liability company and has all necessary right, power and authority to own the Station’s assets, to lease all leased assets and to utilize all of the Station’s assets and to carry on the business of the Station.

8.1.2.

Binding Obligation

Licensee has all necessary power to enter into and perform this Agreement and the transactions contemplated hereby.  This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

8.1.3.

Absence of Conflicting Agreements or Required Consents

The execution, delivery and performance of this Agreement by Licensee (a) do not and will not require the consent or approval of or any filing with any third party or governmental authority, other than the FCC; (b) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (c) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Licensee or any of its assets is now subject; and (d) do not and will not violate any provision of Licensee’s organizational documents.

8.2.

Representations and Warranties of Programmer

Programmer hereby represents and warrants that:

8.2.1.

Organization and Standing

Programmer is a corporation duly formed, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to perform its obligations hereunder.

8.2.2.

Authorization and Binding Obligation

Programmer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Programmer’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part.  This Agreement has been duly executed and delivered by Programmer and constitutes its valid and binding obligation enforceable against Programmer in accordance with its terms.

8.2.3.

Absence of Conflicting Agreements or Required Consents

The execution, delivery and performance of this Agreement by Programmer:  (a) do not and will not violate any provision of Programmer’s organizational documents; (b) do not and will not require the consent of any third party or governmental authority other than the FCC; (c) do not and will not violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Programmer is now subject.

8.2.4

Qualification.

Programmer is legally and financially qualified to prove the Programming to the Station as contemplated herein without waiver of any FCC rule or policy.

9.

Certifications

9.1.

Programmer’s Certification

Programmer hereby certifies that this Agreement complies with the provisions of Sections 73.3555 (a) and (d) of the FCC rules.

9.2.

Licensee’s Certification

Licensee hereby certifies that it shall maintain ultimate control over the Station’s facilities, including but not limited to control over the finances with respect to the operation of the Station, over its personnel operating the Station, and over the programming to be broadcast by the Station.

10.

Casualty and Insurance.

Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Station, Licensee shall use its reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property, at its expense.  In the event Licensee is unable to complete the repairs within one hundred twenty (120) days, Programmer shall have the option to terminate this Agreement.  During the Term hereof, Licensee shall use reasonable commercial efforts to maintain insurance upon all of the tangible personal property of the Station in such amounts and of such kind to cover the full amount of any loss with respect to such property and with respect to the operation of the Station, with insurers of substantially the same or better financial condition as are currently insuring that property.

11.

Miscellaneous

11.1.

Modification and Waiver

No modification or waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party adversely affected, and any such waiver and consent shall be effective only in the specific instance and for the purpose for which such consent was given.

11.2.

No Waiver; Remedies Cumulative

No failure or delay on the part of Licensee or Programmer in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any right or remedies which either may otherwise have.

11.3.

Governing Law

The construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its principles of conflict of law.

11.4.

No Partnership or Joint Venture

This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties.  Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent any other party to this Agreement.

11.5.

Benefit and Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Neither Programmer nor Licensee may assign its rights under this Agreement without the prior written consent of the other parties hereto provided that Programmer may, without the consent of Licensee, (i) assign its rights and obligations hereunder in whole or in part to any entity under common control with Programmer provided that the assignee agrees, in writing, to assume and be bound by Programmer’s obligations hereunder.  Upon any such assignment by Programmer of its rights hereunder, references to “Programmer” shall include such assignee, provided, however, that no such assignment shall relieve Programmer of any obligation hereunder.

11.6.

Headings

The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

11.7.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

11.8.

Notices

Any notice, report, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by hand delivery, by prepaid registered or certified mail, with return receipt requested, or by an established national overnight courier providing proof of delivery for next business day delivery addressed as follows:

If to Licensee:

East Bay Broadcasting, LLC
855 Aviation Drive
Camarillo, CA  93010

Attn:  Brian J. Counsil

Facsimile:  (805) 456-7869

If to Programmer:

New Inspiration Broadcasting Company, Inc.

4880 Santa Rosa Road

Camarillo, California 93012
Attn:  Christopher J. Henderson

Facsimile:  (805) 384-4505

The date of any such notice and service thereof shall be deemed to be the day of delivery if hand delivered or delivered by overnight courier or the day of delivery as indicated on the return receipt if sent by mail.  Either party may change its address for the purpose of notice by giving notice of such change in accordance with the provisions of this Section .

11.9.

Duty to Consult

Each party agrees that it will use its best efforts not to take any action that will unreasonably interfere, threaten or frustrate the other party’s purposes or business activities, and that it will keep the other party informed of, and coordinate with the other party regarding, any of its activities that may have a material effect on such party.

11.10.

Further Assurances

From time to time after the date of execution hereof, the parties shall take such further action and execute such further documents, assurances and certificates as either party reasonably may request of the other to effectuate the purposes of this Agreement.

11.11.

Severability

In the event that any of the provisions of this Agreement shall be held unenforceable, then the remaining provisions shall be construed as if such unenforceable provisions were not contained herein.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

11.12.

Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.13.

Waiver of Trial by Jury

PROGRAMMER AND LICENSEE WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM, OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT.  THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY PROGRAMMER AND PROGRAMMER ACKNOWLEDGES THAT NEITHER LICENSEE, NOR ANY PERSON ACTING ON BEHALF OF LICENSEE, HAD MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  PROGRAMMER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  PROGRAMMER FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

11.14.

Legal and Accounting Fees

Except as provided in Sections 5.1 and 7.5 hereof, Programmer and Licensee each shall bear its own legal and accounting fees incurred relating to this Agreement and the performance of its obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized corporate officers and their respective corporate seals thereunto affixed on this the day and date first written above.

EAST BAY BROADCASTING, LLC

By:  /s/Brian J. Counsil

Name:  Brian J. Counsil

Title:  Chief Financial Officer

NEW INSPIRATION BROADCASTING COMPANY, INC.

By:  /s/Christopher J. Henderson

Name:  Christopher J. Henderson

Title:  Senior Vice President

SIGNATURE PAGE TO
LOCAL MARKETING AGREEMENT

SCHEDULE 1.3

COMPENSATION

(A)

Beginning on the Commencement Date, for each month during the Term, Programmer shall pay a monthly fee (the “Monthly Fee”) as follows:

1)

For the first through twelfth months of the Term:  $25,000 per month;

2)

For the thirteenth through twenty-fourth months of the Term:  $26,500 per month;

3)

For the twenty-fifth through thirty-sixth months of the Term:  $28,000 per month;

4)

For the thirty-seventh through forty-eighth months of the Term:  $29,500 per month;

5)

For the forty-ninth through sixtieth months of the Term:  $31,000;

6)

For the sixty-first month and each month thereafter of the Term:  $32,500.

In the event that the Commencement Date occurs on a day other than the first day of a month, the initial monthly payment made by Programmer shall be an amount equal to the Monthly Fee as determined above multiplied by a ratio, the numerator of which is the number of days between the Commencement Date and the end of the month in which the Commencement Date occurs and the denominator of which is the number of days in the month in which the Commencement Date occurs; and in the event that the last day of the Term occurs other than on the last day of a month, the Monthly Fee for the month in which such day occurs shall be similarly prorated.

(B)

For and during the Term hereof, Programmer shall reimburse Licensee for all reasonable out-of-pocket costs and expenses associated with or arising out of the current operation of the Station (“Station Expenses”), including (without limitation) the cost to maintain the Station’s transmitter and antennas, premiums for insurance, the salaries, benefits, taxes, insurance and similar expenses for the two FCC-required Licensee employees, FCC regulatory and other fees, and the cost and expense of all rent, utilities, telephones (including T-1 or other transmission lines between the Station’s studio and transmitter sites) and music license fees for the operation of the Station.  Notwithstanding the preceding sentence, “Station Expenses” shall not include (i) any inter-company charges; (ii) any capital expenditures for the Station other than those necessary to maintain or repair the Station’s equipment and current transmitter site; (iii) any expenses due to casualty pursuant to Section 10; (iv) any expenses relating to any transmitter sites of the Station other than the current daytime site (which is also being used as the nighttime site pursuant to an STA); or (v) any expenses relating to the implementation of any construction permit for nighttime operations at the Station’s current daytime transmitter site.  All Station Expenses shall be due and payable not later than thirty (30) days after Programmer’s receipt of written itemizations of said expenses.  All ongoing Station Expenses to be paid by Programmer shall be prorated as of the Commencement Date.

SCHEDULE 2.4.1

PROGRAM STANDARDS

Programmer agrees to cooperate with Licensee in the broadcasting of programs in a manner consistent with the standards of Licensee, as set forth below:

1.

Political Programming and Procedures.  At least 90 days before the start of any primary or regular election campaign, Programmer will coordinate with Licensee’s management employee the rates Programmer will charge for time to be sold to candidates for public office and/or their supporters to make certain that the rates charged conform to all applicable laws and the Station’s policy.  Throughout a campaign, Programmer will comply with all applicable laws and rules concerning political broadcasts and will promptly notify Licensee’s management employee of any disputes concerning either the treatment of or rate charged a candidate or supporter.

2.

Required Announcements.  Programmer shall broadcast an announcement in a form satisfactory to Licensee at the beginning of each hour to identify the Station, and any other announcement that may be required by law, regulation, or the Station’s policy.

3.

Commercial Record Keeping.  Programmer shall maintain such records of the receipt of, and provide such disclosure to Licensee of, any consideration, whether in money, goods, services, or otherwise, which is paid or promised to be paid, either directly or indirectly, by any person or company for the presentation of any programming over the Station as are required by Sections 317 and 507 of the Communications Act and the rules and regulations of the FCC.

4.

No Illegal Announcements.  No announcements or promotion prohibited by federal or state law or regulation of any lottery, game or contest shall be made over the Station.  Licensee reserves the right to reject any game, contest or promotion which, in its reasonable judgment, it deems violative of any applicable FCC rule or federal, state or local law or regulation.

5.

Indecency, Hoaxes.  No programming violative of applicable laws and rules concerning indecency or hoaxes will be broadcast over the Station.

6.

Controversial Issues.  Any broadcast over the Station concerning controversial issues of public importance shall comply with FCC rules and policies.

7.

Licensee’s Discretion Paramount.  In accordance with Licensee’s responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with the Station’s policy or which, in the good faith, reasonable judgment of Licensee or its management employee would be contrary to the Act or the Rules.  Licensee may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby.

SCHEDULE 7.7

LIQUIDATED DAMAGES

For purpose of this Agreement, “Liquidated Damages” shall be the product of:  (i) the current Monthly Fee, multiplied by the lesser of (i) twelve or (ii) the number of months remaining in the Term as of the termination date (prorated for any partial month).